Exhibit 21

LIST OF SUBSIDIARIES
Stamps.com Inc.’s direct wholly owned subsidiaries are:

PhotoStamps Inc., a California corporation;
Auctane LLC, a Texas limited liability company, d/b/a ShipStation;
Interapptive Inc., a Missouri corporation, d/b/a ShipWorks;
PSI Systems, Inc., a California corporation d/b/a Endicia; and
ShippingEasy Group, Inc., a Delaware corporation.

In addition, ShippingEasy, Inc., a Delaware corporation, is wholly owned by ShippingEasy Group, Inc. and is an indirect wholly owned subsidiary of Stamps.com Inc.